                                                      REGISTRATION NO. 333-88509
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                         TEXTRON FINANCIAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         DELAWARE                                                   05-6008768
     (STATE OR OTHER JURISDICTION OF INCORPORATION OR                 (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                       ORGANIZATION)

                             40 WESTMINSTER STREET
                                 P.O. BOX 6687
                      PROVIDENCE, RHODE ISLAND 02940-6687
                                 (401) 621-4200
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                           ELIZABETH C. PERKINS, ESQ.
                             40 WESTMINSTER STREET
                                 P.O. BOX 6687
                      PROVIDENCE, RHODE ISLAND 02940-6687
                                 (401) 621-4200
                    (NAME, ADDRESS, INCLUDING ZIP CODE, AND
          TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:
                           MAUREEN S. BRUNDAGE, ESQ.
                                WHITE & CASE LLP
                          1155 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 819-8200

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -----

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -----

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS ARE NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND THEY ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION DATED NOVEMBER 29, 1999

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Preliminary Prospectus dated November 29, 1999)

TEXTRON FINANCIAL CORPORATION
$500,000,000
Floating Rate Notes due December      , 2002
Interest payable March   , June   , September   and December

ISSUE PRICE:    %

$500,000,000
     % Notes due December      , 2004
Interest payable June   and December

ISSUE PRICE:    %

The floating rate notes will mature on December   , 2002. Interest will accrue
from December   , 1999. The per annum rate of interest will equal three-month
LIBOR, reset quarterly, plus      basis points (     %). Interest will be
computed on the basis of a 360-day year and the actual number of days in the
applicable interest period. Interest is payable quarterly on March   , June   ,
September   and December   of each year, commencing March   , 2000. The floating
rate notes will not be redeemable prior to maturity unless certain events occur involving U.S. taxation.

The fixed rate notes will mature on December   , 2004. Interest will accrue from
December   , 1999, at the rate of      % per annum. Interest is payable
semiannually on June   and December   of each year, commencing June   , 2000.
The fixed rate notes will not be redeemable prior to maturity unless certain events occur involving U.S. taxation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

-----------------------------------------------------------------------------------------------------------------
                                             PRICE TO           DISCOUNTS AND            PROCEEDS TO TEXTRON
                                              PUBLIC             COMMISSIONS            FINANCIAL CORPORATION
-----------------------------------------------------------------------------------------------------------------
Per 2002 note                             %                   %                      %
-----------------------------------------------------------------------------------------------------------------
Total                                     $                   $                      $
-----------------------------------------------------------------------------------------------------------------
Per 2004 note                             %                   %                      %
-----------------------------------------------------------------------------------------------------------------
Total                                     $                   $                      $
-----------------------------------------------------------------------------------------------------------------

We will apply to list the notes on the Luxembourg Stock Exchange. We also will apply to list the notes on the New York Stock Exchange.

We expect that delivery of the notes will be made to investors on or about
December   , 1999 only through The Depository Trust Company, Cedelbank and
Euroclear.
                               Joint Bookrunners
MERRILL LYNCH & CO.                                            J.P. MORGAN & CO.

BANC OF AMERICA SECURITIES LLC
                   CHASE SECURITIES INC.
                                      SALOMON SMITH BARNEY INC.
                                                   WARBURG DILLON READ LLC
December   , 1999

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Description of Textron Financial Corporation................   S-3
Description of Textron Inc..................................   S-4
Description of Support Agreement............................   S-4
Use of Proceeds.............................................   S-5
Consolidated Capitalization of Textron Financial
  Corporation...............................................   S-5
Selected Consolidated Financial Data of Textron Financial
  Corporation...............................................   S-6
Directors and Executive Officers of Textron Financial
  Corporation...............................................   S-7
Description of Notes........................................   S-9
U.S. Federal Taxation.......................................  S-16
Underwriting................................................  S-20
General and Listing Information.............................  S-21
Legal Opinions..............................................  S-22

                            PROSPECTUS

About this Prospectus.......................................     1
Textron Financial Corporation...............................     1
Use of Proceeds.............................................     2
Ratio of Earnings to Fixed Charges..........................     2
Description of Debt Securities..............................     2
Plan of Distribution........................................    12
Where You Can Find More Information.........................    13
Legal Opinions..............................................    14
Experts.....................................................    14

We have not, and the underwriters have not, authorized any other person to provide you with any information or to make any representations not contained in this prospectus supplement or the attached prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of any securities other than the notes. This prospectus supplement is part of, and you must read it in
addition to, the attached prospectus dated             , 1999. You should assume
that the information appearing in this prospectus supplement and the attached prospectus, as well as the information incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only.

The distribution of this prospectus supplement and the attached prospectus, and the offering of the notes, may be restricted by law in certain jurisdictions. You should inform yourself about, and observe, any of these restrictions. This prospectus supplement and the attached prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

This prospectus supplement and the attached prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange. We accept full responsibility for the accuracy of the information contained in this prospectus supplement and the attached prospectus. We confirm, having made all reasonable inquiries, that to the best of our knowledge and belief there are no other facts that we have omitted that make any statement contained in this prospectus supplement and attached prospectus misleading.

References in this prospectus supplement and the attached prospectus to "dollars" and "$" are to United States dollars.

This prospectus supplement and the attached prospectus, together with the documents incorporated in them by reference, will be available free of charge at the office of Kreditbank S.A. Luxembourg. You may also review this prospectus supplement and the attached prospectus, together with the documents incorporated by reference into the prospectus, at the New York Stock Exchange's library.

                  DESCRIPTION OF TEXTRON FINANCIAL CORPORATION

GENERAL

Textron Financial Corporation was incorporated on February 5, 1962 in the State of Delaware. We are a diversified commercial finance company with operations in three active segments:

     - term loans and leases;

     - revolving credit; and

     - specialty finance.

Our term lending and leasing activity focuses on aircraft, equipment and golf finance. Our revolving credit products consist primarily of dealer inventory finance, factoring and working capital loans. Our specialty finance operations include broadcast media finance, franchise finance, resort receivables finance and structured investment grade transactions. The company's other financial services and products include:

     - transaction syndication;

     - equipment appraisal and management;

     - portfolio servicing; and

     - insurance brokerage.

Since our inception, Textron Inc., a multi-industry company with operations in aircraft, automotive, industrial and finance, has owned all of our stock. We were organized to finance the distribution of Textron Inc.'s products. However, we have progressively diversified the scope of the financial services that we offer. As of September 30, 1999, approximately 24% of our managed finance receivables related to Textron Inc.'s products. We have full recourse to Textron Inc. on approximately three-quarters of the managed receivables related to Textron Inc.'s products.

We limit our financing activities almost exclusively to commercial markets and to lease and secured lending products. We offer our services primarily in North America and, to a minor extent, in South America, Europe, and Australia. However, we do finance Textron Inc.'s products, principally Bell helicopters and Cessna aircraft, worldwide.

We operate approximately 29 offices nationwide, with division offices and operation centers in or around Tempe, AZ; East Hartford, CT; Atlanta, GA; Portland, OR; Columbus, OH; King of Prussia, PA; Wichita, KS; Williamstown, MA; Minneapolis, MN; Providence, RI; and Ft. Worth, TX. Our principal executive offices are located at 40 Westminster Street, Providence, RI 02903.

RECENT ACQUISITIONS

We have grown through a combination of internal expansion and selective acquisitions. These acquisitions were, and we expect future acquisitions will be, complementary to our principal business segments. Acquired businesses must offer meaningful transaction origination capabilities and credit standards compatible with our standards and, when integrated with us, must meet certain return on investment standards established by Textron Inc. We completed six significant acquisitions within the last two years. They are as follows:

                                                        ASSETS
DATE                       NAME               TYPE     ACQUIRED            PRIMARY BUSINESS
----           ----------------------------  ------  ------------   -------------------------------
February 1998  Systran Financial Services    Stock   $ 68 million   Factoring
December 1998  Business Leasing Group        Assets  $186 million   Small ticket equipment leasing
March 1999     Southern Capital Corporation  Assets  $ 53 million   Specialized equipment financing
July 1999      RFC Capital                   Stock   $ 65 million   Factoring
October 1999   Green Tree Financial          Assets  $432 million   Aircraft and franchise finance
November 1999  Litchfield Financial          Stock   $610 million   Resort receivables and other
                                                                    receivables oriented
                                                                    transactions

                          DESCRIPTION OF TEXTRON INC.

Textron Inc. is a global, multi-industry company with operations in four business segments -- aircraft, automotive, industrial and finance. Textron Inc.'s products include commercial and military helicopters, light and mid-size business jets, plastic fuel tanks, automotive trim products, golf cars and utility vehicles, turf-care equipment, industrial pumps and gears, engineered fastening systems and solutions and other industrial products. Textron Inc. also is a leading commercial finance company for select markets.

Textron Inc. is a Delaware corporation. Textron Inc.'s principal executive offices are located at 40 Westminster Street, Providence, Rhode Island 02903 and its telephone number is (401) 421-2800.

Textron Inc. files annual, quarterly and special reports, proxy statements and other information with the SEC. Copies of these reports, statements and other information are available to you as described under "Where You Can Find More Information" in the attached prospectus.

                        DESCRIPTION OF SUPPORT AGREEMENT

We entered into a Support Agreement dated as of May 25, 1994 with Textron Inc. The Support Agreement requires Textron Inc. to pay us, quarterly, an amount sufficient to provide that pre-tax earnings, before extraordinary items and fixed charges, will not be less than 125% of our fixed charges. Fixed charges for purposes of the Support Agreement include interest on indebtedness and amortization of debt discount. Textron Inc. was not required to make any payments under the Support Agreement for the nine months ended September 30, 1999, or for the years ended 1998, 1997, 1996, 1995 and 1994, when our fixed charge coverage ratios were 170%, 173%, 171%, 165%, 160% and 172%, respectively. In addition, Textron Inc. has agreed to maintain our consolidated shareholder's equity at an amount not less than $200 million. Under the terms of the Support Agreement, we agree with Textron Inc. that 100% of our issued and outstanding common stock will be owned by Textron Inc. or a corporation controlled by, controlling, or under common control with, Textron Inc. The Support Agreement is not a guarantee by Textron Inc. of the payment of interest or principal of any obligation, indebtedness or liability by us, including the notes that we are offering by this prospectus supplement. However, the Support Agreement does contain provisions protecting our investors from the termination of the Support Agreement and entitling them to enforce its provisions against Textron Inc. As a result, if Textron Inc. does not comply with its obligations under the Support Agreement, holders of our debt securities, including the notes that we are offering by this prospectus supplement, and other creditors could bring an action against Textron Inc. to compel Textron Inc. to comply with its obligations.

                                USE OF PROCEEDS

We will receive from the offering of the notes net proceeds before expenses of
               . We estimate expenses of                . We will use the net
proceeds to repay outstanding commercial paper. Our outstanding commercial paper, as of November 24, 1999, had a weighted average yield of 5.56% and weighted average maturity of 26 days. We have used the net proceeds from the portion of our outstanding commercial paper that will be repaid for working capital.

          CONSOLIDATED CAPITALIZATION OF TEXTRON FINANCIAL CORPORATION

The following table sets forth our consolidated capitalization at September 30, 1999 and as adjusted for the offering of the notes. You should read the table with our consolidated financial statements and related notes that are incorporated by reference into the attached prospectus. See "Where You Can Find More Information" in the attached prospectus. All amounts are in thousands of U.S. dollars. Since September 30, 1999, no material change has occurred in our consolidated capitalization.

                                                                 SEPTEMBER 30, 1999
                                                              ------------------------
                                                              HISTORICAL     ADJUSTED
                                                              ----------    ----------
DEBT
Commercial paper and short-term debt(1).....................  $1,177,331    $
  Floating Rate Notes due December   , 2002.................          --       500,000
       % Notes due December   , 2004........................          --       500,000
  Other long-term notes.....................................   2,425,500     2,425,500
                                                              ----------    ----------
          Total debt........................................  $3,602,831    $
                                                              ==========    ==========
SHAREHOLDER'S EQUITY
  Common stock, $100 par value; 4,000 shares authorized,
     2,500 shares issued and outstanding....................  $      250    $      250
  Capital surplus...........................................     188,976       188,976
  Retained earnings.........................................  $  339,441    $  339,441
                                                              ----------    ----------
          Total shareholder's equity(2).....................  $  528,667    $  528,667
                                                              ==========    ==========

---------------
(1) As of November 24, 1999, the outstanding face amount of our commercial paper and short-term debt outstanding was $1.892 billion.

(2) As of October 31, 1999, our total shareholder's equity was $845 million.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                        OF TEXTRON FINANCIAL CORPORATION

The following table sets forth selected financial data that we derived from the audited consolidated financial statements of Textron Financial Corporation for each of the three years in the period ended January 2, 1999 and from unaudited financial statements for the nine months ended September 30, 1999 and 1998. We believe that we have made all adjustments necessary for the fair presentation of our unaudited financial data. The results for the interim period ended September 30, 1999 are not necessarily indicative of the results for the full year. Our year-end dates conform with Textron Inc.'s year-end, which falls on the nearest Saturday to December 31st. All interim periods are calendar month-end. All amounts are in thousands of U.S. dollars, except for percentages. You should read the following information with the consolidated financial statements and related notes incorporated by reference in the attached prospectus. See "Where You Can Find More Information" in the attached prospectus.

                                         NINE MONTHS ENDED                                   YEAR ENDED
                                   -----------------------------   --------------------------------------------------------------
                                   SEPTEMBER 30,   SEPTEMBER 30,
                                       1999            1998           1998         1997         1996         1995         1994
                                   -------------   -------------   ----------   ----------   ----------   ----------   ----------
RESULTS OF OPERATIONS
Finance charges and discounts....   $  270,036      $  223,053     $  297,091   $  290,943   $  281,830   $  271,580   $  237,634
Rental revenues on operating
  leases.........................       11,926          13,011         17,181       18,664       19,071       20,859       20,841
Other income.....................       39,943          38,705         52,890       40,613       26,346       18,777       18,692
Net income.......................       58,110          51,939         69,576       67,741       58,339       54,447       51,141
BALANCE SHEET DATA
Total finance receivables........   $4,424,033      $3,098,812     $3,611,397   $3,069,123   $3,172,824   $2,967,569   $2,786,891
Reserve for losses...............       89,208          79,148         83,887       77,394       74,824       74,769       69,981
Operating lease equipment, net...      105,785         121,747        118,590      111,518      127,691      124,728      136,135
Total assets.....................    4,683,849       3,234,972      3,784,538    3,177,965    3,269,141    3,060,521    2,910,841
Commercial paper & short-term
  debt...........................    1,177,331         961,629      1,424,872    1,073,665    1,014,613    1,009,761      940,371
Long-term notes..................    2,425,500       1,338,945      1,403,958    1,290,903    1,426,783    1,266,911    1,220,778
Deferred income taxes............      336,986         313,028        321,521      319,293      315,366      302,741      293,532
Shareholder's equity.............      528,667         428,715        472,452      405,876      411,715      382,476      354,629
External debt to shareholder's
  equity.........................         6.81x           5.37x          5.99x        5.83x        5.93x        5.95x        6.09x
SELECTED DATA AND RATIOS
  PROFITABILITY
Net interest margin as a
  percentage of average net
  investment(1)..................         6.66%           6.93%          6.88%        6.51%        6.15%        5.98%        6.32%
Return on equity.................        15.69%          16.29%          16.2%        16.8%        14.8%        14.8%        15.0%
Return on average assets(2)......         1.87%           2.08%          2.06%        2.07%        1.84%        1.82%        1.85%
Ratio of earnings to fixed
  charges........................         1.69x           1.72x          1.72x        1.70x        1.65x        1.60x        1.72x
Salaries and administrative
  expenses as a percentage of
  average managed
  receivables(3).................         1.78%           1.72%          1.73%        1.54%        1.65%        1.59%        1.66%
CREDIT QUALITY
60+ days contractual delinquency
  as a percentage of finance
  receivables(4).................         1.12%           0.91%          0.87%        0.86%        0.75%        2.52%        0.93%
Nonperforming assets as a
  percentage of finance assets...          1.9%            2.5%           2.3%         3.1%         3.6%         4.1%         4.7%
Reserves for losses as a
  percentage of finance
  receivables....................          2.0%            2.6%           2.3%         2.5%         2.4%         2.5%         2.5%

---------------
(1) Represents revenues earned less interest expense on borrowings as a percentage of average net investment. Average net investment includes finance receivables plus operating leases less deferred taxes on leveraged leases.

(2) Average assets include finance receivables less allowance for loan loss, operating leases and other assets. Investments in leveraged leases are not net of deferred taxes.

(3) Average managed receivables include owned receivables plus receivables serviced under securitizations, participations and third party portfolio servicing agreements.

(4) Delinquency excludes captive receivables with recourse to Textron Inc. Captive receivables represent third party finance receivables originated in connection with the sale or lease of Textron Inc.'s manufactured products.

                        DIRECTORS AND EXECUTIVE OFFICERS
                        OF TEXTRON FINANCIAL CORPORATION

The directors and executive officers of our company are as follows:

DIRECTORS

NAME                             AGE                             POSITION
----                             ---                             --------
Edward C. Arditte..............  44     Director since May 1997. Vice President and Treasurer of
                                        Textron Inc. since 1997. Vice President Finance and
                                        Business Development, Textron Fastening Systems, from 1995 to 1997, and Vice President -- Communications and Risk
                                        Management of Textron Inc. from 1994 to 1995.
Lewis B. Campbell..............  53     Director since January 1993. Chairman and Chief Executive
                                        Officer of Textron Inc. since 1999. President and Chief
                                        Executive Officer from 1998 to 1999. President and Chief
                                        Operating Officer of Textron Inc. from 1994 to 1998.
Stephen A. Giliotti............  51     Director since December 1994. Chairman, President and Chief
                                        Executive Officer of Textron Financial Corporation since
                                        1999. President from 1995 to 1999. Executive Vice President and Chief Operating Officer from 1994 to 1995.
John A. Janitz.................  57     Director since May 1999. President and Chief Operating
                                        Officer of Textron Inc. since 1999. Chairman, President and
                                        Chief Executive Officer of Textron Automotive Company from
                                        1996 to 1999. Executive Vice President, General Manager,
                                        Occupant Restraint, Seat Belt and Fasteners of TRW, Inc.
                                        from 1990 to 1996.
Wayne W. Juchatz...............  53     Director since May 1995. Executive Vice President and
                                        General Counsel of Textron Inc. since 1995. Executive Vice
                                        President, General Counsel and Secretary of RJ Reynolds Co.
                                        from 1994 to 1995.

EXECUTIVE OFFICERS

NAME                             AGE                             POSITION
----                             ---                             --------
Stephen A. Giliotti............  51     Chairman, President and Chief Executive Officer since 1999.
                                        President from 1995 to 1999. Executive Vice President and
                                        Chief Operating Officer from 1994 to 1995.
Buell J. Carter................  53     Executive Vice President and Chief Operating Officer since
                                        1999. Senior Vice President -- Operations from 1997 to
                                        1999. Vice President, Division Manager, Asset Based Finance
                                        from 1991 to 1997.
Andrew M. Chester..............  45     Executive Vice President -- Human Resources since 1999.
                                        Senior Vice President, Human Resources from 1998 to 1999.
                                        Vice President, Human Resources from 1989 to 1998.
Thomas J. Cullen...............  43     Executive Vice President and Chief Financial Officer since
                                        1999. Senior Vice President and Chief Financial Officer
                                        from 1997 to 1999. Senior Vice President, Finance from 1995 to 1997. Vice President and Controller from 1992 to 1995.
O. Lewis Humphrey..............  52     Executive Vice President and Chief Credit Officer since
                                        1999. Senior Vice President and Chief Credit Officer from
                                        1995 to 1999. Vice President, Corporate Investment Control
                                        from 1991 to 1995.

NAME                             AGE                             POSITION
----                             ---                             --------
John W. Mayers, Jr.............  45     Executive Vice President -- Corporate Development since
                                        1999. Vice President, Risk Management and Insurance for
                                        Textron Inc. from 1997 to 1999. Director, Risk Management
                                        and Insurance for Textron Inc. from 1993 to 1997.
Elizabeth C. Perkins...........  45     Executive Vice President, General Counsel and Secretary
                                        since 1999. Senior Vice President, General Counsel and
                                        Secretary from 1994 to 1999.
David A. Raspallo..............  40     Executive Vice President and Chief Information Officer
                                        since 1999. Senior Vice President and Chief Information
                                        Officer from 1998 to 1999. Vice President, Financial
                                        Segments TFC/AFS 1998. Vice President, Information Systems
                                        from 1993 to 1998.
Dan R. McCullough..............  55     Senior Vice President -- Operations since 1995. Vice
                                        President Vendor Finance and Floorplan Finance from 1991 to
                                        1995.
Richard H. Mitterling..........  52     Senior Vice President -- Operations since 1998. Vice
                                        President, Division Manager, Resort Receivable Division
                                        from 1994 to 1998.
Ronald W. Oake.................  55     Senior Vice President -- Operations since 1999. Vice
                                        President, Division Manager, Floorplan Finance Division
                                        from 1998 to 1999. General Manager of Avco Financial
                                        Services from 1995 to 1998. Vice President, Operations,
                                        Floorplan Finance Division from 1992 to 1995.
Richard A. Stratton............  49     Senior Vice President -- Operations since 1999. Chief
                                        Executive Officer of Litchfield Financial Corporation from
                                        1996 to 1999. President of Litchfield Financial Corporation
                                        from 1988 to 1996.
Barry L. Elfstrom..............  47     Vice President, Controller Financial Reporting since 1999.
                                        Vice President and Controller or Assistant Controller from
                                        1986 to 1999.
Brian F. Lynn..................  40     Vice President and Treasurer since 1999. Vice President,
                                        Division Manager, Vendor Finance Division from 1996 to
                                        1999. Vice President and Treasurer from 1994 to 1996.
Eric Salander..................  40     Vice President, Finance since 1999. Vice President,
                                        Strategic Planning from 1996 to 1999. Vice President
                                        Administration for AAA Southern New England from 1995 to
                                        1996. Manager Ernst & Young from 1989 to 1995.
Kathleen A. Smith..............  50     Vice President, Tax since 1998. Assistant Vice President,
                                        Tax from 1996 to 1998. Senior Manager of Tax for Lefkowitz,
                                        Garfunkel, Champi & DiRenzo from 1992 to 1996.

                              DESCRIPTION OF NOTES

GENERAL

The following is a description of the particular terms of the Floating Rate
Notes due December   , 2002 (the "Floating Rate Notes") and the      % Notes due
December   , 2004 (the "     % Notes" and, with the Floating Rate Notes, the
"Notes") that we are offering. This description supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. The Notes are part
of the debt securities that we registered on             1999 to be issued on
terms to be determined at the time of sale.

We will issue the Floating Rate Notes in an aggregate principal amount initially of $500,000,000. We will issue the % Notes in an aggregate principal amount initially of $500,000,000. We may issue, from time to time, additional Notes as described below. We will issue the Notes pursuant to an indenture dated as of December , 1999, which is more fully described in the attached prospectus. Our officers authorized and approved the issuance of the Notes pursuant to a resolution of our Board of Directors dated November 3, 1999.

The indenture and the Notes provide that they are governed by, and construed in accordance with, the laws of the State of New York, United States.

The Floating Rate Notes will mature on December   , 2002 and the      % Notes
will mature on December   , 2004. We are not permitted to redeem the Notes prior
to maturity unless certain events occur involving U.S. taxation. See "Redemption for Tax Reasons."

FLOATING RATE NOTES

The Floating Rate Notes will bear interest at a rate per annum, reset quarterly,
equal to three-month LIBOR plus           basis points (     %), as determined
by the calculation agent referred to below. Interest will be computed on the basis of a 360-day year and the actual number of days in the applicable interest
period, as defined below. Interest is payable quarterly on each March   , June
  , September   and December   , commencing March   , 2000. Interest is payable
for the period commencing on and including the immediately preceding interest payment date and ending on and including the day preceding the next interest payment date (an "Interest Period"), with the exception that the first Interest
Period will commence on and include December   , 1999. We will pay interest to
the persons in whose names the Floating Rate Notes are registered at the close of business on the fifteenth calendar day prior to the interest payment date.

If any interest payment date, other than at maturity, for the Floating Rate Notes would otherwise be a day that is not a Business Day (as defined below), the interest payment date will be postponed to the next day that is a Business Day, except that if the Business Day is in the next succeeding calendar month, the interest payment date will be the immediately preceding Business Day. If the maturity or any redemption date for the Floating Rate Notes falls on a day that is not a Business Day, payment of principal and interest with respect to the Floating Rate Notes will be paid on the next succeeding Business Day with the same force and effect as if made on that date and no interest on the payment will accrue from and after that date.

The interest rate for each Interest Period will be determined by SunTrust Bank, Atlanta, as calculation agent in accordance with the following provisions:

The per annum rate of interest for each Interest Period will be three-month LIBOR on the second Business Day preceding the relevant Interest Reset Date (as defined below) for the Interest Period (the "Interest Determination Date") plus the applicable spread described above. The Interest Determination

Date for the first Interest Period will be             , 1999. "LIBOR" for each
subsequent Interest Period will be determined by the calculation agent in accordance with the following provisions:

          (1) On each Interest Determination Date, the calculation agent will determine LIBOR as the offered rate for three-month deposits in U.S. dollars in the London interbank market, which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Interest Determination Date.

          (2) If the rate does not appear on Telerate Page 3750, or Telerate Page 3750 is unavailable, the calculation agent will request each of four major reference banks in the London interbank market to provide the calculation agent with its offered quotation, expressed as a rate per annum, for three-month deposits in U.S. dollars to leading banks in the London interbank market at approximately 11:00 a.m., London time, on the Interest Determination Date, in a principal amount of not less than $1,000,000, that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations from the major reference banks are provided, LIBOR in respect of the Interest Determination Date will be the arithmetic mean of those quotations.

          (3) If less than two of the major reference banks in the London interbank market provide the calculation agent with the offered quotations, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of the rates quoted by three major banks in New York City selected by the calculation agent, at approximately 11:00 a.m., New York City time, on that Interest Determination Date for three-month loans in U.S. dollars to leading European banks, in a principal amount equal to an amount of not less than $1,000,000, that is representative for a single transaction in that market at that time.

          (4) If the major banks in New York City selected by the calculation agent are not quoting as described in clause (3), LIBOR will be LIBOR in effect on the Interest Determination Date.

"Business Day" means any day, other than a Saturday or Sunday, on which banking institutions in New York City are open for business and which is also a London Banking Day.

"Interest Reset Date" means, with respect to any Interest Period, the first day of such Interest Period.

"London Banking Day" means any day, other than a Saturday or Sunday, on which commercial banks are open for business, including dealings in U.S. dollars, in London.

"Telerate Page 3750" means the display designated as page "3750" on the Dow Jones Telerate Service, or any other page as may replace that page on that service for the purpose of displaying the LIBOR Index on a daily basis.

All percentages resulting from any calculation on the Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and U.S.
dollar amounts used in or resulting from such calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

We have agreed that, so long as any of the Floating Rate Notes remain outstanding, we will maintain under appointment a calculation agent to calculate the rate of interest payable on the Floating Rate Notes in respect of each Interest Period. The calculation agent's calculation of the rate of interest payable on the Floating Rate Notes, will be conclusive and binding on us and the holders of the Floating Rate Notes, absent manifest error. If the calculation agent is unable or unwilling to continue to act as calculation agent, or if the calculation agent fails to establish the applicable rate of interest for any Interest Period, or if we remove the calculation agent, we will appoint another bank to act as the calculation agent. The calculation agent, however, cannot resign or be removed until acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into between us and the successor calculation agent.

     % NOTES

The      % Notes will bear interest, calculated on the basis of a 360-day year
consisting of twelve 30-day months, from December   , 1999 at the rate of      %
per annum. Interest is payable on June   and December   of each year, commencing
June   , 2000, to the person in whose name the      % Notes are registered at
the close of business on the      and      preceding the respective interest
payment date.

BOOK-ENTRY, DELIVERY AND FORM

We will offer and sell the Notes in principal amounts of U.S. $1,000 and integral multiples thereof. We will issue each of the Notes in the form of one or more fully registered global book-entry notes which we will deposit with, or on behalf of, The Depository Trust Company and register in the name of Cede & Co., The Depository Trust Company's nominee. Beneficial interests in the global notes are represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in The Depository Trust Company. Investors may elect to hold interests in the global notes through The Depository Trust Company, Cedelbank or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, if they are participants of those systems, or indirectly through organizations which are participants in those systems. Cedelbank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedelbank's and Euroclear's names on the books of their respective depositaries, which in turn will hold those interests in customers' securities accounts in the depositaries' names on the books of The Depository Trust Company. Citibank, N.A. will act as the U.S. depositary for Cedelbank and The Chase Manhattan Bank will act as the U.S. depositary for Euroclear. Except as set forth below, holders may transfer the global notes, in whole and not in part, only to another nominee of The Depository Trust Company or to a successor of The Depository Trust Company or its nominee.

The Depository Trust Company's management is aware that some computer applications, systems, and systems for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The Depository Trust Company has informed its participants and other members of the financial community that it has developed and is implementing a program so that its computer applications and systems, as the same relate to the timely payment of principal, interest and other distributions to security holders, book-entry deliveries, and settlement of trades within The Depository Trust Company, continue to function appropriately. This program includes a technical assessment and a remediation plan, both of which are complete. Additionally, The Depository Trust Company's plan included a testing phase, which was completed in October 1999. The Depository Trust Company has determined that its internal applications, systems software, hardware and data service providers' data feeds are Year 2000 ready.

However, The Depository Trust Company's ability to perform its services properly is also dependent upon other parties, including but not limited to: (1) issuers and their agents, (2) third-party vendors from whom The Depository Trust Company licenses software and hardware, and (3) third-party vendors on whom The Depository Trust Company relies for information or the provision of services, including telecommunication and electric utility service providers. The Depository Trust Company has informed its participants and other members of the financial community that it is contacting third-party vendors from whom The Depository Trust Company acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant and (2) determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, The Depository Trust Company has developed contingency plans to handle any disruptions relating to the Year 2000 problems.

Cedelbank advises that it is incorporated under the laws of Luxembourg as a professional depositary. Cedelbank holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Cedelbank's participants through electronic book-entry changes in accounts of Cedelbank's participants, thereby eliminating the need for physical movement of certificates. Cedelbank provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic markets in several countries. As a professional depositary, Cedelbank is subject to regulation by the Luxembourg Monetary Institute. Cedelbank's participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Cedelbank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with one of Cedelbank's participants, either directly or indirectly.

Distributions with respect to the Notes held beneficially through Cedelbank will be credited to cash accounts of Cedelbank participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Cedelbank.

Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear's participants through simultaneous electronic book-entry delivery against payment. This eliminates the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Brussels, Belgium office of Morgan Guaranty Trust Company of New York operates Euroclear under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation. Morgan Guaranty conducts all operations. All Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Morgan Guaranty, not Euroclear Clearance Systems S.C. Euroclear Clearance Systems S.C. establishes policy for Euroclear on behalf of Euroclear's participants. Euroclear's participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries, and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a participant in Euroclear, either directly or indirectly.

Morgan Guaranty Trust Company of New York in Brussels, Belgium is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As a result, it is subject to the regulation and examination of the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

Securities clearance accounts and cash accounts with Morgan Guaranty are governed by the Terms and Conditions Governing Use of Euroclear, and the related Operating Procedures of the Euroclear System and applicable Belgian law. These terms, conditions and procedures govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are fungible without attribution of specific certificates to specific securities clearance accounts. Morgan Guaranty acts under the above-mentioned terms, conditions and procedures only on behalf of Euroclear's participants, and has no record of or relationship with persons holding through Euroclear's participants.

Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear's participants in accordance with the above-mentioned terms, conditions and procedures, to the extent received by Euroclear's U.S. depositary.

If we issue the Notes in definitive form, we will appoint a paying agent and transfer agent in Luxembourg. If we issue the Notes in definitive form, the holders of the Notes in definitive form will be able to receive payments on, and effect transfers of, their Notes at the offices of the Luxembourg paying and transfer agent.

We will not issue individual certificates for the Notes in exchange for the global notes, except in very limited circumstances. If Euroclear, Cedelbank or The Depository Trust Company notifies us that it is unwilling or unable to continue as a clearing system in connection with a global note or, in the case of The Depository Trust Company only, The Depository Trust Company ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and in each case we do not appoint a successor clearing system within 90 days after receiving such notice from Euroclear, Cedelbank or The Depository Trust Company or on becoming aware that The Depository Trust Company is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by the global notes upon delivery of the global notes for cancellation.

Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Euroclear, Cedelbank or The Depository Trust Company, as the case may be, in accordance with their procedures. Euroclear and Cedelbank may transfer book-entry interests within and between Euroclear and Cedelbank in accordance with procedures that they establish. The Depository Trust Company may transfer book-entry interests in the Notes in accordance with procedures that it establishes. Euroclear, Cedelbank and The Depository Trust Company may establish procedures to effect transfers of book-entry interests in the Notes among themselves.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

We will make initial settlement for the Notes in immediately available funds. Secondary market trading between The Depository Trust Company's participants will occur in the ordinary way in accordance with The Depository Trust Company's rules. Settlement will occur in immediately available funds using The Depository Trust Company's Same-Day Funds Settlement System. Secondary market trading between Cedelbank's participants and/or Euroclear's participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedelbank and Euroclear. The traders will settle the Notes using the procedures applicable to conventional Eurobonds in immediately available funds.

Persons holding directly or indirectly through The Depository Trust Company, on the one hand, and directly or indirectly through Cedelbank's or Euroclear's participants, on the other, will effect cross-market transfers in The Depository Trust Company in accordance with The Depository Trust Company rules on behalf of the relevant European international clearing system by its U.S. depositary. These cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the system in accordance with its rules and procedures and within its established deadlines, European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Cedelbank's participants and Euroclear's participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Cedelbank or Euroclear as a result of a transaction with a participant of The Depository Trust Company will be made during subsequent securities settlement processing and dated the business day following The Depository Trust Company settlement date. These credits or any transactions in the Notes settled during the processing will be reported to the relevant participants of Euroclear or Cedelbank on that business day. Cash received in Cedelbank or Euroclear as a result of sales of the Notes by or through a participant of Cedelbank or Euroclear to a participant of The Depository Trust Company will be received with value on The Depository Trust Company settlement date but will be available in the relevant Cedelbank or Euroclear cash account only as of the business day following settlement in The Depository Trust Company.

Although The Depository Trust Company, Cedelbank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among their respective participants, they are under no obligation to perform or continue to perform these procedures. The Depository Trust Company, Cedelbank and Euroclear may change or discontinue these procedures at any time.

FURTHER ISSUES

We may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue additional Notes ranking pari passu with the Notes of the same series that we originally issued in all respects or in all respects except for (1) the payment of interest accruing prior to the issue date of the additional Notes or (2) the first payment of interest following the issue date of the additional Notes. As a result, we may consolidate the additional Notes, forming a single series with the Notes of the same series that we originally issued and having the same terms as to status, redemption or otherwise as the Notes that we originally issued of the same series.

PAYMENT OF ADDITIONAL AMOUNTS

We will make all payments on the Notes without withholding or deduction for any taxes, assessments or other governmental charges in effect on the date of issuance of the Notes or imposed in the future by or on behalf of the United States or any taxing authority in the United States. In the event any United States taxes or other charges are imposed on payments on the Notes, we will pay to the holder of any Note who is a United States alien (as defined below) such additional amounts as may be necessary so that the net amounts of the principal and interest on the Notes receivable by a United States alien after withholding or deduction of any tax, assessment or governmental charge will equal the amounts of principal and any interest which would have been receivable on a Note if there were no such withholding or deduction of tax, assessment or governmental charge. We will not pay any additional amounts, however, with respect to:

          (1) any tax, assessment or other governmental charge which would not have been so imposed but for (a) the existence of any present or former connection between the holder (or a fiduciary, settlor, beneficiary, member or shareholder, or holder of a power over, the holder, if the holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder of, or holder of a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein, or (b) the holder's present or former status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company for United States federal income tax purposes or as a corporation which accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

          (2) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of the Note for payment on a date more than 10 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

          (3) any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge;

          (4) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments in respect of principal of or any interest on any Note;

          (5) any tax, assessment or other governmental charge imposed on interest received by a holder or beneficial owner of a Note who actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote or is a bank that acquired a Note in consideration of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

          (6) any tax, assessment or other governmental charge imposed as a result of the failure to comply with (a) certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Note, if such compliance is required by statute, or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such tax, assessment or other governmental charge (including backup withholding) or (b) any other certification, information, documentation, reporting or other similar requirements under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from such tax, assessment or other governmental charge;

          (7) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of, or any interest on any Note, if the payment can be made without such withholding by at least one other paying agent; or

          (8) any combination of items(1), (2), (3), (4), (5), (6) or (7).

Furthermore, we will pay no additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the Note if a settlor or beneficiary with respect to such fiduciary or a member of such partnership or a beneficial owner of the Note would not have been entitled to payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Notes.

Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "Description of Notes-Redemption for Tax Reasons", we will not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

The term "United States alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership, one or more of the members of which is a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

REDEMPTION FOR TAX REASONS

We can redeem either series of the Notes before their maturity, in whole but not in part, if, at any time after the date of issuance of the relevant series of Notes, as a result of:

     - any amendment to, or change in, the laws, including any regulations or rulings promulgated thereunder, of the United States or any political subdivision; or

     - any change in the application or official interpretation of such laws, including any proposals for change, amendment or application or interpretation of such laws;

where the amendment or change becomes effective after the date of this prospectus supplement, or which proposal is made after such date, or as a result of any action taken by any taxing authority of the United States which action is taken or becomes generally known after such date, or any commencement of a proceeding in a court of competent jurisdiction in the United States after such date, whether or not such action was taken or such proceeding was brought with respect to us, we become, or will become, obligated to pay any additional amounts as provided above under "-- Payments of Additional Amounts" (a "tax event") in respect of the relevant series of Notes.

Before we can redeem either series of the Notes, we must deliver to the trustee at least 45 days prior to the date fixed for redemption:

     - a written notice stating that the Notes of the relevant series are to be redeemed, specifying the redemption date and other pertinent information; and

     - an opinion of independent legal counsel to the effect that, as a result of a tax event, we have or will become obligated to pay any additional amounts in respect of the relevant series of Notes.

We will give you at least 30 days', but not more than 60 days', notice before any redemption of your Notes. On the redemption date, we will pay you 100% of the principal amount of your Note, plus any accrued interest, including any additional amounts, to the redemption date.

NOTICES

Notices to holders of the Notes will be published in authorized daily newspapers in New York City, in London, and, so long as the Notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in New York City in The Wall Street Journal, in London in the Financial Times, and in Luxembourg in the Luxemburger Wort. Any notice will be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

                             U.S. FEDERAL TAXATION

The following is a description of the material United States federal income and certain estate tax consequences of ownership and disposition of the Notes. This description provides general information only and is directed solely to original holders purchasing Notes at the issue price. The issue price is the first price to the public at which a substantial amount of the Notes are sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. This description is based on the Internal Revenue Code, existing administrative pronouncements and judicial decisions, existing and proposed Treasury regulations, each as available and in effect on the date of this prospectus supplement. Changes to any of the foregoing after the date of this prospectus supplement may affect the tax consequences described below, possibly with retroactive effect. This description discusses only Notes held as capital assets. This description does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances. This description also does not discuss all of the tax consequences that may be relevant to holders subject to special rules, such as (1) certain financial institutions, (2) real estate investment trusts, (3) regulated investment companies, (4) grantor trusts, (5) insurance companies, (6) dealers or traders in securities or currencies, (7) persons holding Notes in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction or (8) persons who have ceased to be United States citizens or to be taxed as resident aliens. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

UNITED STATES HOLDERS

For purposes of this discussion, a United States holder means a beneficial owner of a Note that is for United States federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation or a partnership created in or organized under the laws of the United States, any state thereof or the District of Columbia;

     - an estate the income of which is subject to United States federal income taxation regardless of its source;

     - a trust if it has validly elected to be treated as a United States person for United States federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions; or

     - a person otherwise subject to United States federal income taxation on a net income basis in respect of a Note.

A Non-United States holder is a beneficial owner of a Note that is not a United States holder.

Payments of Interest

Interest on a Note generally is taxable to a United States holder as ordinary interest income at the time it is accrued or is received in accordance with the United States holder's usual method of accounting for tax purposes.

Sale, Exchange or Retirement of the Notes

If you are a United States holder and you sell your Note or it is retired, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Notes. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A United States holder's adjusted tax basis in a Note generally will equal the cost of the Note to the United States holder.

In general, gain or loss realized on the sale, exchange or redemption of a Note will be capital gain or loss. You should consult your tax advisor regarding the treatment of capital gains which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates. In addition, prospective investors should consult their tax advisors regarding the treatment of capital losses, the deductibility of which is subject to limitations.

NON-UNITED STATES HOLDERS

Interest on Notes

Subject to the discussion under "Backup Withholding and Information Reporting" below, if you are a Non-United States holder, but are not:

     - a controlled foreign corporation related to Textron Financial Corporation by stock ownership;

     - a shareholder owning actually or constructively 10% or more of the total combined voting power of all classes of stock of Textron Financial Corporation entitled to vote; or

     - a bank which acquired Notes in consideration of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business and receive an interest payment from Textron Financial Corporation, you will not be subject to United States federal income or withholding tax provided that: (1) the interest is not effectively connected with the conduct of a trade or business within the United States and (2) you provide valid certifications meeting the requirements of the Internal Revenue Code or otherwise establish an exemption.

If you are engaged in a trade or business in the United States and interest on the Note is effectively connected with the conduct of such trade or business, you will be subject to United States federal income tax on the interest on a net income basis in the same manner as if you were a United States holder. In addition, a Non-United States holder that is a foreign corporation may be subject to a branch profits tax equal to 30%, or lower applicable treaty rate, of its effectively connected earnings and profits, including any premium and interest on a Note, for the taxable year, subject to adjustments.

Sale, Exchange or Retirement

As a Non-United States holder, you will not be subject to United States federal income tax on gain recognized on a sale, exchange or retirement of a Note unless
(1) such gain is effectively connected with the conduct of a trade or business within the United States or (2) you are individual that is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met.

Federal Estate Taxes

If you hold a Note and at the time of your death are not a citizen or resident of the United States, you will not be subject to United States federal estate tax as a result of such death, provided that you were not a shareholder owning actually or constructively 10% or more of the total combined voting power of all classes of stock of Textron Financial Corporation entitled to vote and, at the time of your death, payments of interest with respect to your Notes would not have been effectively connected with your conduct of a trade or business in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

A 31% backup withholding tax and information reporting requirements apply in the case of certain non-corporate United States persons to certain payments of principal of, and interest on, an obligation, and of proceeds of the sale of an obligation before maturity. If you are a United States person that is not a corporation or other "exempt recipient", backup withholding will apply to you if you:

     - fail to furnish your Taxpayer Identification Number ("TIN") which in the case of an individual is your Social Security Number,

     - furnish an incorrect TIN,

     - are notified by the Internal Revenue Service that you have failed to properly report payments of interest or dividends, or

     - under certain circumstances, fail to certify, under penalty of perjury, that you furnished a correct TIN and have not been notified by the Internal Revenue Service that you are subject to backup withholding.

Under current Treasury regulations, if you are not a United States person, backup withholding and information reporting will not apply to payments on Notes that we or any paying agent make outside the United States, provided that we have received valid certifications meeting the requirements of the Internal Revenue Code and neither we nor the paying agent has actual knowledge that you are a United States person for purposes of such backup withholding tax and information reporting requirements. In addition, if principal or interest is paid to the beneficial owner of a Note by a foreign office of a foreign custodian, foreign nominee or other foreign agent of a beneficial owner, or if a foreign office of a foreign broker pays the proceeds of the sale of a Note to the seller of the Note, backup withholding and information reporting will not apply, provided that the nominee, custodian, agent or broker derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States and is not a controlled foreign corporation. Principal and interest so paid by a foreign office of other custodians, nominees or agents, or the payment by a foreign office of other brokers of the proceeds of the sale of a Note will not be subject to backup withholding, but will be subject to information of reporting unless (1) the custodian, nominee, agent, or broker has documentary evidence in its records that the beneficial owner is not a United States person for purposes of these backup withholding and information reporting requirements and certain conditions are met, or (2) the beneficial owner otherwise establishes an exemption. Principal and interest so paid by the United States office of custodian, nominee or agent, or the payment of the proceeds of a sale of a Note by the United States office of a broker, is subject to both backup withholding and information reporting, unless the beneficial owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

Treasury regulations issued on October 6, 1997, and an Internal Revenue Service notice announcing amendments to these regulations issued on April 29, 1999 (the "Withholding Regulations"), would modify certain of the rules discussed above generally with respect to payments on the Notes made after December 31, 2000. In the case of payments to foreign partnerships, other than payments to foreign partnerships that qualify as withholding foreign partnerships within the meaning of the Withholding Regulations and payments to foreign partnerships that are effectively connected with the conduct of a trade or business in the United States, the partners of these partnerships will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor may rely on a certification provided by a Non-United States holder only if the payor does not have actual knowledge or a reason to know that any information or certification stated in the certificate is unreliable. Further, if any payment of principal, any premium or interest with respect to a Note is made to the beneficial owner of the Note by the foreign office of a foreign custodian, foreign nominee or other foreign agent of the beneficial owner, or the foreign office of a foreign broker pays the proceeds of the sale of a Note to the seller of the Note, backup withholding and information reporting will not apply, provided that the nominee, custodian, agent or broker (1) derives less than 50% of its gross income for certain periods from the conduct of trade of business in the United States, (2) is not a controlled foreign corporation and (3) is not a foreign partnership (a) one or more of the partners of which, at any time during its tax year, is a United States person who, in the aggregate, holds more than 50% of the income or capital interest in the partnership or (b) which, at any time during its tax year, is engaged in the conduct of trade or business in the United States. Moreover, payments of principal, any premium, or interest with respect to Notes made by the foreign offices of the other custodians, nominees or agents, or the payment by the foreign office of other brokers of the proceeds of the sale of the Notes, will not be subject to a backup withholding, unless the payor has actual knowledge that the payee is a United States person, but will not be subject to information reporting unless (1) the custodian, nominee, agent or broker had documentary evidence in its records that the beneficial owner is not a United States person and certain conditions are met, or (2) the beneficial owner otherwise establishes an exemption.

Prospective investors are strongly urged to consult their own tax advisors with respect to the withholding tax, backup withholding tax and related matters.

                                  UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement dated
December   , 1999, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase the principal amount of the Notes set forth opposite its name below. Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. are acting as representatives of the underwriters with respect to the offering of the Notes. In the underwriting agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Notes offered hereby if any of the Notes are purchased.

                                                               PRINCIPAL AMOUNT       PRINCIPAL AMOUNT
UNDERWRITER                                                 OF FLOATING RATE NOTES       OF % NOTES
-----------                                                 ----------------------    ----------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated.................................       $                      $
J.P. Morgan Securities Inc................................
Banc of America Securities LLC............................
Chase Securities Inc. ....................................
Salomon Smith Barney Inc. ................................
Warburg Dillon Read LLC...................................
                                                                 ------------           ------------
          Total...........................................       $500,000,000           $500,000,000
                                                                 ============           ============

The representatives of the underwriters have advised us that they propose initially to offer the Notes to the public at the offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such
price less a concession not in excess of      %, in the case of the Floating
Rate Notes, and      %, in the case of the      % Notes, of the principal amount
of the Notes. The underwriters may allow, and the dealers may reallow, a
discount of      %, in the case of the Floating Rate Notes, and      %, in the
case of the      % Notes, of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering prices and concessions to selected dealers and the allowances to other dealers may be changed.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The Notes are offered for sale in those jurisdictions in the United States and Europe where it is legal to make offers. Only offers and sales of the Notes in the United States, as part of the initial distribution or in connection with resales of these Notes under circumstances where this prospectus supplement and the attached prospectus must be delivered, are made pursuant to the registration statement of which the prospectus, as supplemented by this prospectus supplement, is a part.

Each underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this prospectus supplement or the attached prospectus. Each underwriter also has represented that it will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales. Neither we nor any other underwriter will have responsibility for obtaining any consent, approval or permission required by an underwriter as described above.

Each underwriter, severally and not jointly, represents and agrees that:

          (1) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the end of the period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

          (2) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11 (3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on; and

          (3) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

Although we will apply to list the Notes on the Luxembourg Stock Exchange and we will apply to list the Notes on the New York Stock Exchange, the Notes are a new issue of securities with no established trading market. We cannot give you any assurance as to the liquidity of, or the trading markets for, the Notes. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this prospectus supplement.

In connection with the sale of the Notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may sell Notes in an aggregate principal amount exceeding that set forth in this prospectus supplement, creating a short position. In addition, the underwriters may bid for, and purchase, the Notes in the open market to cover short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

In the ordinary course of their respective businesses, certain of the underwriters or their affiliates have engaged, and will in the future engage, in commercial banking and investment banking transactions with us and certain of our affiliates.

                        GENERAL AND LISTING INFORMATION

We will apply to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, we will deposit prior to our listing our certificate of incorporation, our by-laws and a legal notice relating to the issuance of the Notes with the Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where you may obtain copies upon request. So long as any Notes are outstanding, we will make available for inspection at the main office of Kreditbank S.A. Luxembourg copies of the above documents, as well as this prospectus supplement, the attached prospectus, the indenture, our registration statement on Form 10, as amended, and all future annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that we file with the SEC. You also may obtain copies of our registration statement on Form 10, as amended, as well as our future annual reports, quarterly reports and current reports free of charge at the office of Kreditbank S.A. Luxembourg.

We have not appointed a Luxembourg paying or transfer agent with respect to the Notes. We have agreed to appoint an agent in Luxembourg if Notes in definitive form are issued in the limited circumstances set forth in "Description of Notes." Kreditbank S.A. Luxembourg will act as intermediary between the Luxembourg Stock Exchange and us and the holders of the Notes.

We will apply to list the Notes on the New York Stock Exchange. You may review copies of this prospectus supplement, the attached prospectus and our registration statement on Form 10, as amended, as well as our future annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K at the New York Stock Exchange's library. The New York Stock Exchange's library is located at 20 Broad Street, New York, New York.

Except as we may have disclosed in this prospectus supplement, in the attached prospectus or in the documents incorporated by reference into the prospectus, there has been no material adverse change in our financial position since January 2, 1999.

We are not a party to any legal or arbitration proceedings, including any that are pending or threatened, which may have or have had during the previous 12 months a significant effect on our consolidated financial position.

The Floating Rate Notes have been accepted for clearance through Euroclear and
Cedelbank and have been assigned Euroclear and Cedelbank Common Code No.      ,
International Security Identification Number (ISIN)           and CUSIP No.
          . The      % Notes have been accepted for clearance through Euroclear and Cedelbank and have been assigned Euroclear and Cedelbank Common Code No.
     , International Security Identification Number (ISIN)       and CUSIP No.
          .

                                 LEGAL OPINIONS

White & Case LLP will pass upon the validity of the Notes for us. Brown & Wood LLP will pass upon the validity of the Notes for the underwriters.

                       REGISTERED OFFICES OF THE COMPANY
                             40 Westminster Street
                                 P.O. Box 6687
                      Providence, Rhode Island 02940-6687
                                 United States

                             LEGAL AND TAX ADVISORS
                        TO TEXTRON FINANCIAL CORPORATION

                                WHITE & CASE LLP
                          1155 Avenue of the Americas
                         New York, New York 10036-2787
                                 United States

                                    AUDITORS

                              Independent Auditors
                        of Textron Financial Corporation
                               ERNST & YOUNG LLP
                              200 Clarendon Street
                                Boston, MA 02116
                                 United States

                       LEGAL ADVISORS TO THE UNDERWRITERS

                                BROWN & WOOD LLP
                             One World Trade Center
                         New York, New York 10048-0557
                                 United States

                                 LISTING AGENT

                           KREDITBANK S.A. LUXEMBOURG
                              43, Boulevard Royal
                                     L-2955
                                   Luxembourg

                                    TRUSTEE

                             SUNTRUST BANK, ATLANTA
                            Corporate Trust Division
                           25 Park Place, 24th Floor
                          Atlanta, Georgia 30303-2900
                                 United States

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 29, 1999


PROSPECTUS

                                TFC TEXTRON LOGO

                         TEXTRON FINANCIAL CORPORATION
                             40 WESTMINSTER STREET
                                 P.O. BOX 6687
                      PROVIDENCE, RHODE ISLAND 02940-6687
                                 (401) 621-4200

                                 $3,000,000,000


                                DEBT SECURITIES


                           -------------------------

   WE WILL PROVIDE SPECIFIED TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS
                                  PROSPECTUS.

YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

                           -------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 This prospectus is dated                , 1999

                               TABLE OF CONTENTS

                                      PAGE
About this Prospectus...............    1
Textron Financial Corporation.......    1
Use of Proceeds.....................    2
Ratio of Earnings to Fixed
Charges.............................    2
Description of Debt Securities......    2


                                      PAGE
Plan of Distribution................   12
Where You Can Find More
Information.........................   13
Legal Opinions......................   14
Experts.............................   14

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total maximum offering price of $3,000,000,000.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities offered. Each prospectus supplement may also add to or update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

                         TEXTRON FINANCIAL CORPORATION

     We were incorporated in the State of Delaware in 1962. Our executive office is at 40 Westminster Street, Providence, Rhode Island. Our telephone number is 401-621-4200. We are a diversified commercial finance company offering term loans and leases for equipment, revolving credit arrangements and, other specialty financial products. Our finance transactions involve many industries, including aircraft, golf, timeshare resorts, transportation, machine tool, and automotive service and repair. Our other financial services and products include transaction syndications, equipment appraisal and management, portfolio servicing and insurance brokerage. We are a wholly-owned subsidiary of Textron Inc., a multi-industry company with market-leading operations in aircraft, automotive, industrial and finance.


     We entered into a Support Agreement dated as of May 25, 1994 with Textron Inc. The Support Agreement requires Textron Inc. to pay us, quarterly, an amount sufficient to provide that pre-tax earnings, before extraordinary items and fixed charges, will not be less than 125% of our fixed charges. Fixed charges for purposes of the Support Agreement include interest on indebtedness and amortization of debt discount. Textron Inc. was not required to make any payments under the Support Agreement for the nine months ended September 30, 1999, or for the years ended 1998, 1997, 1996, 1995 and 1994, when our fixed charge coverage ratios were 170%, 173%, 171%, 165%, 160% and 172%, respectively. In addition, Textron Inc. has agreed to maintain our consolidated shareholders' equity at an amount not less than $200 million. Under the terms of the Support Agreement, we agree with Textron Inc. that one hundred percent (100%) of our issued and outstanding common stock will be owned by Textron Inc. or a corporation controlled by, controlling, or under common control with, Textron Inc. The Support Agreement is not a guarantee by Textron Inc. of the payment of interest or principal of any obligation, indebtedness or liability by us, including the debt securities offered hereby, to any person. However, the Support Agreement does contain provisions protecting our investors from the termination of the Support Agreement and entitling them to enforce its provisions against Textron Inc. As a result, if Textron Inc. does not comply with its obligations under the Support Agreement, holders of our debt securities and other creditors could bring an action against Textron Inc. to compel Textron Inc. to comply with its obligations.

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the debt securities that we offer for sale by this prospectus for the purpose that we specify in the prospectus supplement for those debt securities. Those purposes may include repayment of debt, origination of loan and lease financings, acquisition of finance portfolios and businesses and other general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

NINE MONTHS ENDED              YEARS ENDED
SEPTEMBER 30, 1999   1998   1997   1996   1995   1994
------------------   ----   ----   ----   ----   ----
       1.69          1.72   1.70   1.65   1.60   1.72

For these ratios, we calculated earnings by adding the following:

     - pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from investments that we account for using the equity method of accounting;

     - fixed charges;

     - amortization of previously capitalized interest;

     - distributed income of investments that we account for using the equity method of accounting; and

     - our share of pre-tax losses of investments that we account for using the equity method of accounting and then subtracting:

          -- capitalized interest and

          -- minority interests in pre-tax income of subsidiaries that have not incurred fixed charges.

For this purpose, we calculated fixed charges by adding the following:

     - interest expensed and capitalized;

     - amortized premiums, discounts and capitalized expenses relating to indebtedness;

     - an estimate of interest included in rental expense; and

     - preferred stock dividend requirements, if any, of consolidated subsidiaries.

                         DESCRIPTION OF DEBT SECURITIES

     We will issue the debt securities under an indenture between us and SunTrust Bank, Atlanta, as trustee.

     We have summarized below provisions of the indenture and the Trust Indenture Act of 1939. The summary does not contain all of the provisions that you may want to consider as an investor in the debt securities. You may wish to review the indenture. We have filed a copy of the indenture with the SEC.

GENERAL

     The indenture does not limit the amount of debt securities that we may issue under it. In addition, the indenture does not limit the amount of any other debt that we may issue under other financing documents.

     We are allowed under the indenture to issue debt securities in one or more series. We will include in the prospectus supplement for a series of debt securities being offered specific terms of the debt securities. These terms will include some or all of the following:

     - the title of the debt securities;


     - the total principal amount and the permitted denominations of the debt securities;


     - the currency or currencies in which the principal of and any interest on the debt securities will be payable;

     - the date on which the debt securities will be payable;

     - the interest rate, if any, for the debt securities or the method that will be used to determine the interest rate;

     - the places where principal and any interest will be payable;

     - any mandatory or optional repayment or redemption provisions; and

     - any other terms of the debt securities.

     We are allowed under the indenture to issue debt securities of a single series at various times, with different maturity dates and redemption and repayment provisions, if any, and different interest rates. We will specify in the prospectus supplement the persons to whom and the manner in which any interest will be payable.

     The debt securities will be unsecured, unsubordinated indebtedness of our company. The debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness.

     We will issue the debt securities in the denominations that we set forth in the applicable prospectus supplement. The trustee will register the debt securities in the names of the holders of the debt securities. We will maintain an office or agency where holders of the debt securities may present the debt securities for payment, transfer or exchange. We will not charge any service charge for any transfer or exchange of the debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable on the debt securities.

     We may sell some of the debt securities at a substantial discount below their stated principal amount and we may provide for the payment of no interest or interest at a rate which at the time of issuance is below market rates. We will describe the U.S. federal income tax consequences and other special considerations applicable to any discounted debt securities in the prospectus supplement relating to the discounted debt securities.

BOOK-ENTRY PROCEDURES

     We may issue the debt securities in the form of one or more book-entry certificates registered in the name of a depositary or a nominee of a depositary. Unless we otherwise state in the applicable prospectus supplement, the depositary will be The Depository Trust Company. The Depository Trust Company has informed us that its nominee will be

Cede & Co., who will be the initial registered holder of any series of debt securities that are issued in book-entry form.

     If we use the book-entry only form, we will not issue certificates to individual holders of the debt securities, except as set forth below or in the applicable prospectus supplement. The Depository Trust Company and its participating organizations will only show beneficial interests in book-entry securities on and transfers of book-entry securities through the records that it and its participating organizations maintain. In addition, if holders of debt securities issued in book-entry form want to take any action, they must instruct the participating organization through which they hold the debt securities. The participating organization then must instruct The Depository Trust Company or Cede & Co., as the registered holder of the debt securities, to take action.


     The Depository Trust Company has provided us with the following information. The Depository Trust Company is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. The Depository Trust Company holds securities that its participating organizations, or direct participants, deposit with it. The Depository Trust Company also facilitates the clearance and settlement of securities transactions among direct participants through electronic book-entries. This eliminates the need for physical exchange of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Other organizations, including banks, brokers, dealers and trust companies that work with a direct participant also use The Depository Trust Company's book-entry system. The rules that apply to The Depository Trust Company and its participants are on file with the SEC.



     If anyone wishes to purchase, sell or otherwise transfer debt securities issued in book-entry form, they must do it through a direct or indirect participant. Holders will not be recognized as registered holders of the debt securities and, thus, will be permitted to exercise their rights only indirectly through and subject to the procedures of participants and, if applicable, indirect participants.


     The absence of physical certificates may limit the ability of a holder to pledge debt securities issued in book-entry form to persons or entities that do not participate in The Depository Trust Company system, or to otherwise act with respect to the debt securities.

     The Depository Trust Company has advised us that it will only take an action that the indenture permits a registered holder of any debt securities to take if a participant directs it to do so.

     Debt securities represented by a book-entry security will be exchangeable for debt securities in definitive form with the same terms only if:

     - The Depository Trust Company notifies us that it is unwilling or unable to continue as depositary or The Depository Trust Company ceases to be a clearing agency registered under applicable law and we do not appoint a new depositary within 90 days;

     - we determine that the book-entry security is now exchangeable for debt securities in definitive form; or

     - an event of default has occurred and is continuing with respect to the debt securities.

If any of these events occur, The Depository Trust Company will generally notify all direct participants of the availability of definitive debt securities.

     Except as we describe in this section, a book-entry security may not be transferred except as a whole by The Depository Trust Company to its nominee or by its nominee to The Depository Trust Company or another of its nominees or to a successor depositary appointed by us.

CERTAIN COVENANTS

     We must comply with the covenants which are contained in the indenture described below. However, the covenants may not ensure that the holders of debt securities will receive payments of principal and interest on the debt securities when due in the event of a highly leveraged or similar transaction involving our company. These types of transactions would include a leveraged buyout or a change of control of our company. Also, the covenants will not limit the amount of debt we may incur or the amount of dividends we may pay to our shareholder.

LIMITATIONS ON LIENS


     We will not directly or indirectly, and will not allow any Subsidiary to, create, assume or incur any Lien on any of the properties and assets of our company or any Subsidiary unless we grant to the holders of the outstanding debt securities a Lien on the same property or assets that is equal in seniority to the Lien. However, we will not be required to grant a Lien as security to the holders of the outstanding debt securities if our company or any Subsidiary merely:



     - leases property to others in the ordinary course of business, or leases or subleases property that is not necessary in the operation of its business;



     - creates, assumes or incurs any Lien if (1) the Lien secures indebtedness for borrowed money which was used to finance the acquisition of the property that is subject to the Lien and (2) the Lien is created at the same time as our company or the Subsidiary acquired the property or within 90 days after the acquisition;


     - assumes:

        -- any Lien existing on any asset of any Person at the time the Person becomes a Subsidiary that is not created in contemplation of the event;

        -- any Lien on any asset of any Person existing at the time the Person merges or consolidates with or into our company or a Subsidiary that is not created in contemplation of the merger or consolidation; and

        -- any Lien existing on any asset prior to the time our company or a Subsidiary acquires the asset if the Lien is not created in contemplation of the acquisition;

     - makes any deposit with or gives any form of security to any governmental agency or similar body in order to enable our company or any Subsidiary to:

        -- maintain self-insurance;

        -- participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions, or other social security;


        -- share in any privileges or other benefits available to corporations participating in any arrangement described above; or



        -- for any other purpose at any time required by law or regulation in order to transact business or exercise any privilege or license;


     - deposits assets of our company or any Subsidiary with any surety company or clerk of any court, or in escrow, as collateral in connection with any bond on appeal by our company or any Subsidiary from any judgment or decree against it, or in connection with any other judicial proceedings by or against our company or any Subsidiary;

     - incurs upon any of its property or assets:


        -- Liens for taxes or other governmental charges which are not yet due or are payable without penalty or which our company or any Subsidiary is contesting in good faith and for which our company or the Subsidiary has set aside adequate reserves on our company's or the Subsidiary's books, as long as foreclosure or similar proceedings have not been started;


        -- the Liens of any judgment, if the judgment has not remained undischarged, or unstayed on appeal or otherwise, for more than six months;

        -- undetermined Liens or charges incident to construction;

        -- materialmen's, mechanics', workmen's, repairmen's or other similar
           Liens arising in the ordinary course of business in respect of obligations which are not yet due or which our company or such Subsidiary is contesting in good faith, or deposits to obtain the release of these Liens; or

        -- any encumbrances consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor defects and irregularities in the title, which do not materially impair our company's or the Subsidiary's use of the property or decrease the value of the property for the purpose of our or any Subsidiary's business;

     - creates other Liens arising in the ordinary course of its business which:

        -- do not secure Debt;


        -- do not secure any obligation in an amount exceeding $5,000,000; and


        -- do not in the aggregate materially detract from the value of its property or assets or materially impair the use in the operation of its business;

     - creates Liens not otherwise permitted securing Debt in an aggregate principal amount at any time outstanding not to exceed 15% of Consolidated Net Tangible Assets;

     - creates in favor of any lender or holder of commercial paper of our company or any of our Subsidiaries in the ordinary course of business a banker's lien or right to offset amounts deposited with the lender or holder of commercial paper;


     - creates or assumes Liens securing debt that a Subsidiary owes to our company or another Subsidiary;

     - creates, assumes or incurs any Lien upon any of its properties or assets in connection with the sale, transfer or other disposition of the properties or assets:

        -- in connection with the securitization or other asset-based financing;

        -- to a real estate investment trust or similar entity; or

        -- in connection with any transaction similar to the transactions referred to in the immediately preceding clauses;


       provided, however, that any sale, transfer or disposition must be for valid consideration and must not benefit directly or indirectly any holder of any outstanding obligation or indebtedness of our company more than any other holder if that outstanding obligation or indebtedness did not previously benefit from a Lien; and


     - causes or allows any extension, renewal or replacement of any Lien referred to above, as long as:


        -- we or any Subsidiary do not increase the principal amount of the obligations and indebtedness secured by the Lien, except that:



             - the amount of obligations or indebtedness secured by extensions, renewals or replacements of Liens on property acquired as a result of defaults on receivables may exceed the principal amount prior to the extension, renewal or replacement; and



             - the amount of obligations secured by extensions, renewals or replacements of Liens on property may exceed the amount of the obligations prior to the extension, renewal or replacement if the value of the property has increased and the loan to value ratio of the refinanced obligations does not exceed the loan to value ratio of the obligations relating to the original Lien; and


        -- the extension, renewal or replacement of any Lien is limited to that portion of the property which secured the Lien that is extended, renewed or replaced plus improvements on the property.

CERTAIN DEFINITIONS


     "CONSOLIDATED NET TANGIBLE ASSETS" means, as of any particular time, the aggregate amount of assets after deducting (a) all current liabilities, excluding any liability that by its terms is extendable or renewable at the option of the obligor to a time more than 12 months after the time the amount thereof is computed, and (b) all goodwill, excess of cost over assets acquired, patents, copyrights, trademarks, tradenames and other like intangibles, all as shown in our company's and our subsidiaries' most recent consolidated financial statements prepared in accordance with generally accepted accounting principles.


     "DEBT" of any Person means at any date, without duplication:

     - all obligations of the Person for borrowed money;

     - all obligations of the Person evidenced by bonds, debentures, notes or other similar instruments;

     - all obligations of the Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;

     - all obligations of the Person as lessee which the Person capitalizes in accordance with generally accepted accounting principles;

     - all Debt of others secured by a Lien on any asset of the Person, whether or not the Debt is assumed by the Person; and

     - all Debt of others that the Person guarantees.

     However, "Debt" of our company or a Subsidiary will not include Non-recourse Debt.


     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind on the asset. However, "Lien" does not mean security interests under Article 9 of the Uniform Commercial Code, or any successor provision, on sales of accounts or chattel paper. For the purposes of the debt securities, our company or any Subsidiary will be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to the asset.



     "NON-RECOURSE DEBT" of our company or a Subsidiary means any obligations for borrowed money of our company or a Subsidiary that (1) are secured by specific assets, (2) are not reflected in the balance sheet of our company or a Subsidiary in accordance with generally accepted accounting principles and (3) are issued under instruments which limit the recourse against the obligor to the specific assets. In the case of all Non-recourse Debt incurred after the date of the indenture, if under applicable law, a holder of the obligation could ever become entitled to recourse against the obligor under applicable bankruptcy law, the instrument must also contain a provision that:



     - the holder's recourse claim in respect of the obligation will be subordinate and junior to all Debt evidenced by the debt securities of any series; and



     - the holder of the obligation cannot receive any payment in respect of any obligation, other than the proceeds of the specific assets that secures the obligation, until we have paid all debt securities of any series in full or have provided funds for their payment.


     "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.


     "SUBSIDIARY" means at any date any entity in which we directly or indirectly own or control securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions.


MERGER AND CONSOLIDATION

     We may consolidate or merge with or into any other Person and may transfer or lease all or substantially all of our property to any Person only if:

     - the Person formed by or resulting from the consolidation or merger, or which will receive the property enters into a supplemental indenture in which it

       -- assumes the due and punctual payment of the principal, premium, and interest on the debt securities; and

       -- agrees to perform and observe each agreement or covenant under the debt securities and the indenture; and

     - immediately after giving effect to the consolidation, merger, transfer or lease of property discussed above, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default will have occurred and is continuing.

Any transfer described above, but not a lease, will concurrently release us from further obligations under the debt securities and the indenture.

EVENTS OF DEFAULT, WAIVER AND NOTICE

     The following will be "Events of Default" for any series of debt securities:


     - our failure to pay any interest or any additional amounts on any series of debt securities when due and which remains unpaid for a period of 30 days;


     - our failure to pay the principal or any premium on any series of debt securities when due;

     - our failure to perform, or our breaching, any covenant or warranty of our company contained in any series of debt securities or the indenture which remains unremedied 90 days after the holders of at least 25% in aggregate principal amount of any series of debt securities then outstanding provide written notice of our failure to us;

     - if any event of default under any mortgage, indenture or instrument occurs and results in debt in excess of $50,000,000 of our company becoming or being declared due prior to the date on which it would otherwise become due, and the acceleration is not annulled, or the debt is not discharged, within 30 days after the holders of at least 25% in aggregate principal amount of any series of debt securities then outstanding provide to us written notice of the event of default;

     - the Support Agreement ceases to be in full force and effect for any reason or is amended or modified in any manner unless

       -- prior to its termination or amendment, Standard & Poor's Corporation, Moody's Investor Service and any other nationally recognized statistical rating organization then rating securities of our company, confirm they will not downgrade or place on what is commonly referred to as a "watch list" for possible downgrading any of our securities as a result of the termination or amendment of the Support Agreement; or


       -- if the termination or amendment is as a result of another Person's assumption of the debt securities under the provisions described in "Merger and Consolidation" above, the senior debt securities of the Person assuming the debt securities are rated by Standard & Poor's Corporation or Moody's Investor Service immediately following the assumption at a rating equal to or greater than the rating assigned to securities of our company by each rating agency;



     - Textron Inc., our company or any "significant subsidiary," as defined in
       Section 1.02(w) of Regulation S-X of the Securities Act, or any successor provision thereto, of our company:


        -- commences or consents to a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy or similar law or seeking the appointment of a trustee or other similar official of it or any substantial part of its property;

        -- makes a general assignment for the benefit of creditors;

        -- fails generally or admits its inability to pay its debts as they become due; or

        -- takes any corporate action to authorize any of the foregoing;

     - an involuntary case or other proceeding (1) is commenced against Textron Inc., our company or any significant subsidiary of our company seeking liquidation or other relief with respect to its or our debts under any bankruptcy or other similar law or seeking the appointment of a trustee or other similar official and (2) is not dismissed or stayed within 60 days; or

     - an order for relief is entered against Textron Inc., our company or any significant subsidiary of our company under the Federal bankruptcy laws.

     In case an Event of Default other than one described in the last two bullet-points above occurs and is continuing with respect to a particular series of debt securities, then the holders of at least 25% in aggregate principal amount of that particular series of debt securities then outstanding may declare the principal of all outstanding debt securities of that particular series to be immediately due and payable. If an Event of Default described in the last two bullet-points occurs and is continuing with respect to a particular series of debt securities, the principal of all outstanding debt securities of that particular series will automatically become due and payable. Upon any acceleration, any premium and interest on the debt securities so accelerated will also become immediately due and payable. At any time after an acceleration but before the holders of debt securities obtain a judgment or decree for payment of money due, the holders of a majority in aggregate principal amount of outstanding debt securities may rescind and annul the acceleration and its consequences, provided all required payments, other than as a result of the acceleration, shall have been made and all Events of Default are cured or waived.

     The holders of a majority in aggregate principal amount of any series of outstanding debt securities may waive, on behalf of all of the holders of that series, any Event of Default and its consequences or past defaults, except a default in the payment of the principal of, or premium, if any, or interest, if any, on, debt securities of that particular series or a default under a covenant or agreement that cannot be modified without the consent of the holder of each debt security that is affected.

     If a default or an Event of Default occurs and continues for any series of debt securities, the holders of at least a majority in aggregate principal amount then outstanding for any series of debt securities may direct the time, method and place of conducting any proceeding or remedy available to the trustee, or exercising any power given to the trustee under the indenture for that series of debt securities.

     The trustee does not have to exercise any of its rights or powers under the indenture at the direction of any holders of debt securities unless the holders offer the trustee reasonable security or indemnity against expenses and liabilities.

     We must file with the trustee annually a written statement regarding the presence or absence of certain defaults.

DEFEASANCE

DEFEASANCE AND DISCHARGE

     The indenture provides that we will be discharged from all non-administrative obligations in respect of the debt securities of any series if we deposit with the trustee, in trust, money and/or U.S. government obligations which will provide enough money to pay the principal and interest on the debt securities of the series on the stated due dates of these payments in accordance with the terms of the indenture and the debt securities of that series.

     We may establish this trust only if, among other things, we deliver to the trustee an opinion of counsel stating that the holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the defeasance had not occurred.

DEFEASANCE OF LIMITATIONS ON LIENS COVENANT AND RELATED EVENTS OF DEFAULT

     The indenture provides that we may be released from our obligation to comply with the restrictive covenant regarding limitations on Liens and we would no longer trigger Events of Default under the indenture and the debt securities of a series with respect to this covenant, if we deposit with the trustee, in trust, money and/or U.S. government obligations which, through the payment of interest and principal thereon, will provide enough money to pay the principal and interest on the debt securities of that series on the stated due dates of these payments in accordance with the terms of the indenture and the debt securities of that series. Our other obligations under the indenture and the debt securities of that series and other Events of Default would remain in full force and effect.

     We may establish this trust only if, among other things, we deliver to the trustee an opinion of counsel stating that the holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance of the covenant and Events of Default described above and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the defeasance had not occurred.

     If we exercise the option described in this section and the debt securities of the series are declared due and payable because of the occurrence of any Event of Default, other than the Event of Default described above in the third bullet point under "Events of Default", the amount of money and U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default.

CHANGES TO THE INDENTURE

     Under the indenture, we may modify our rights and obligations and the rights of the holders of debt securities with the consent of the holders of at least a majority of the principal amount of the outstanding debt securities of all series issued under the indenture affected by the modification. However, we are required to get the consent of the holder of each debt security affected to make the following modifications of the debt securities:

     - an extension of the fixed maturity of any debt security;

     - a reduction of the principal amount payable on any debt security;

     - a reduction in the rate of interest, or change in the calculation of interest, payable on any debt security;



     - change any obligation to pay any additional amounts or reduce any additional amounts payable on any debt security;


     - a change in currency in which payments are made;

     - an extension of the time of payment of interest;


     - a modification that affects adversely any right of a holder of a debt security to repayment;


     - a reduction in the principal amount of an original issue discount debt security due and payable upon acceleration of the maturity;

     - a reduction in the portion of the principal amount of a debt security payable in bankruptcy;

     - a reduction in amounts payable upon redemption;


     - a reduction in the rate of interest payable on overdue amounts;



     - a modification that impairs the right of any holder of any debt security to institute suit for the enforcement of any required payment on the debt security on or after the fixed maturity of the debt security; and


     - a reduction in the percentage of holders of the outstanding debt securities of each series required to consent to any modification discussed above.

     Under the indenture, we can make modifications to the indenture with the consent of the trustee but without the consent of any holders of debt securities to evidence our merger or the replacement of the trustee and for other purposes set forth in the indenture.

CONCERNING THE TRUSTEE

     We enter into a variety of banking transactions with the trustee in the ordinary course of our business.

GOVERNING LAW

     The debt securities and the indenture will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of law principles.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities described in this prospectus:

     - to or through underwriters or dealers;

     - directly to one or more purchasers; or

     - through agents.

BY UNDERWRITERS

     If we use underwriters in the sale, the underwriters will acquire debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may from time to time modify any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

DIRECT SALES

     We may directly sell debt securities of any series. In this case, no underwriters or agents would be involved.

BY AGENTS

     We may sell debt securities of any series through agents that we designate. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

GENERAL INFORMATION

     Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters, as defined in the Securities Act of 1933, and any discounts, concessions or commissions that we pay them and any profit on their resale of the debt securities offered by this prospectus may be treated as underwriting discounts, concessions and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents who participate in the sale of debt securities to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

     The debt securities of a series, when first issued, will have no established trading market. Any underwriters or agents to or through whom we sell debt securities of a series for public offering and sale may make a market in the debt securities, but will not be obligated to do so and could stop doing so at any time without notice. We cannot assure you that a market for any series of debt securities we issue will exist.

     If we indicate in a prospectus supplement, we will authorize underwriters or our agents to solicit offers by certain institutional investors to purchase debt securities from us which will be paid for and delivered on a future date specified in the prospectus supplement. The obligations of any purchasers under these delayed delivery and payment arrangements will not be subject to any conditions except that the purchase at delivery must not be prohibited under the laws of any jurisdiction in the United States to which the institutional investor is subject.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 (File No. 333-88509) with the SEC under the Securities Act of 1933, covering the debt securities to be offered from time to time by this prospectus. This prospectus does not contain all of the information included in the registration statement.

     We also have filed a registration statement on Form 10 (File No. 0-27559)with the SEC under the Securities Exchange Act of 1934. We will file annual, quarterly and special reports, and other information with the SEC. Our parent company, Textron Inc., also files annual, quarterly and special reports, and other information with the SEC. Textron Inc.'s and our SEC filings are available to the public over the Internet from the SEC's web site at http://www.sec.gov. You may also read and copy any document we file, or Textron Inc. files, at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

     The SEC allows us to "incorporate by reference" in this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the Form 10 and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we, or our agents, sell all of the securities that may be offered by this prospectus.

     You may request a copy of these documents at no cost to you by writing or telephoning us at the following address:

        Textron Financial Corporation
        40 Westminster Street
        P.O. Box 6687
        Providence, Rhode Island 02940-6687
        Attention: Brian F. Lynn
        (401) 621-4200

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the securities described in this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                 LEGAL OPINIONS

     White & Case LLP will issue for us an opinion about the legality of the debt securities.

     Any underwriters will be advised about the validity of the debt securities by their own legal counsel.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements for the year ended January 2, 1999 as set forth in their report included in our registration statement on Form 10, and which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

Securities and Exchange Commission registration fee.........  $  834,000
Printing and engraving expenses.............................  $   55,000
Rating agency fees..........................................  $2,000,000
Trustee's fees..............................................  $   75,000
Legal fees..................................................  $  150,000
Accounting expenses.........................................  $   75,000
Blue Sky fees and expenses..................................  $   10,000
Other.......................................................  $    2,000
                                                              ----------
     Total..................................................  $3,201,000
                                                              ==========

-------------------------

* All amounts other than the registration fee are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes and empowers each Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

     The By-Laws of Textron Financial Corporation provide that each person who at any time is or shall have been a director or elected or appointed officer of Textron Financial Corporation, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of Textron Financial Corporation, and his or her heirs, executors and administrators, shall be indemnified by Textron Financial Corporation in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Paragraph (f) of Article XII of the By-Laws of Textron Financial Corporation facilitates enforcement of the right of directors and owners to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the By-Laws were set forth in a separate written contract between Textron Financial Corporation and the director or officer.

     The By-Laws of Textron Financial Corporation provide that Textron Financial Corporation shall indemnify, in all respects and to the full extent authorized or permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of his or her being or having been a director, elected or appointed officer or employee of Textron Financial Corporation or, at the request of Textron Financial Corporation as a director, officer, employee or agent, of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Such indemnification of any person shall inure to the benefit of his or her heirs, executors and administrators.

     The By-Laws of Textron Financial Corporation also provide similar indemnification for officers of Textron Inc. who serve as directors of Textron Financial Corporation.

ITEM 16.  EXHIBITS


 1.1    Form of Underwriting Agreement.
 4.1    Indenture to be dated on or about the date of the issuance of the first series of debt securities thereunder between
        the Textron Financial Corporation and SunTrust Bank, Atlanta
        (including form of debt securities).
 4.2    Support Agreement dated as of May 25, 1994 between Textron
        Inc. and Textron Financial Corporation (Incorporated by
        reference to Exhibit 10.1 to Textron Financial Corporation's
        Form 10 filed on October 5, 1999 (the "Textron Financial
        Form 10")).
 5.1*   Opinion re legality of debt securities of White & Case LLP
        (including consent).
12.1    Computation of Ratio of Earnings to Fixed Charges
        (Incorporated by reference to Exhibit 12.1 to the Textron
        Financial Form 10).
23.1*   Consent of Ernst & Young LLP, independent auditors.
23.2    Consent of White & Case LLP (contained in Exhibit 5.1).
24.1*   Powers of Attorney of certain officers and directors of
        Textron Financial Corporation (See page II-4 to the
        Registration Statement as originally filed).
24.2*   Powers of Attorney of certain directors of Textron Financial
        Corporation.
25.1*   Form T-1 Statement of Eligibility under the Trust Indenture
        Act of 1939, as amended, of SunTrust Bank, Atlanta, as
        Trustee under the indenture.


---------------

* Previously filed with the Commission.


ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PROVIDENCE, STATE OF RHODE ISLAND, ON THE 29TH DAY OF NOVEMBER, 1999.


                                          TEXTRON FINANCIAL CORPORATION

                                          By         STEPHEN A. GILIOTTI
                                            ------------------------------------
                                                    Stephen A. Giliotti
                                                  Chairman, President and
                                                  Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS, WHICH INCLUDE A MAJORITY OF THE BOARD OF DIRECTORS, IN THE CAPACITIES AND ON THE DATES INDICATED.


                  SIGNATURE                                 TITLE                      DATE
                  ---------                                 -----                      ----

             STEPHEN A. GILIOTTI               Chairman, President, Chief        November 29, 1999
 ------------------------------------------    Executive Officer and Director
             Stephen A. Giliotti               (Principal Executive Officer)

                      *                        Director                          November 29, 1999
 ------------------------------------------
              Edward C. Arditte

                      *                        Director                          November 29, 1999
 ------------------------------------------
              Lewis B. Campbell
                      *                        Director                          November 29, 1999
 ------------------------------------------
               John A. Janitz

                      *                        Director                          November 29, 1999
 ------------------------------------------
              Wayne W. Juchatz

                      *                        Executive Vice President          November 29, 1999
 ------------------------------------------    and Chief Financial Officer
              Thomas J. Cullen                 (Principal Financial Officer)

                      *                        Vice President -- Finance         November 29, 1999
 ------------------------------------------    (Principal Accounting Officer)
                Eric Salander

          *By: ELIZABETH C. PERKINS
    ------------------------------------
               Elizabeth C. Perkins
                 Attorney-in-fact

                                 EXHIBIT INDEX


 1.1    Form of Underwriting Agreement.
 4.1    Indenture to be dated on or about the date of the issuance of the first series of debt securities thereunder between
        the Textron Financial Corporation and SunTrust Bank, Atlanta
        (including form of debt securities).
 4.2    Support Agreement dated as of May 25, 1994 between Textron
        Inc. and Textron Financial Corporation (Incorporated by
        reference to Exhibit 10.1 to the Textron Financial Form 10).
 5.1*   Opinion re legality of debt securities of White & Case LLP
        (including consent).
12.1    Computation of Ratio of Earnings to Fixed Charges
        (Incorporated by reference to Exhibit 12.1 to the Textron
        Financial Form 10).
23.1*   Consent of Ernst & Young LLP, independent auditors.
23.2    Consent of White & Case LLP (contained in Exhibit 5.1).
24.1*   Powers of Attorney of certain officers and directors of
        Textron Financial Corporation. (See page II-4 to the
        Registration Statement as originally filed).
24.2*   Powers of Attorney of certain directors of Textron Financial
        Corporation.
25.1*   Form T-1 Statement of Eligibility under the Trust Indenture
        Act of 1939, as amended, of SunTrust Bank, Atlanta, as
        Trustee under the indenture.


---------------

* Previously filed with the Commission.